Exhibit 4.1


         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
          ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY
            NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR
             OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION
          STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH
          ACT OR AN EXEMPTION THEREFROM. ANY SUCH TRANSFER MAY ALSO BE
                  SUBJECT TO APPLICABLE STATE SECURITIES LAWS.



                                  PROCEPT, INC.


                    New Warrant for the Purchase of Shares of
                    -----------------------------------------
                                  Common Stock
                                  ------------


No. N-2                                                        2,134,036 Shares


         FOR VALUE RECEIVED, PROCEPT, INC., a Delaware corporation (the "Company"), hereby certifies that the Aries Fund, a Cayman Islands Trust or its registered assigns (the "Holder") is entitled to purchase from the Company, subject to the provisions of this Warrant (the "Warrant"), at any time commencing upon the date hereof (the "Initial Exercise Date"), and prior to 5:00 P.M., New York City time, on the date which is five (5) years from the date hereof (the "Termination Date"), June 30, 2002 fully paid and non-assessable shares of the Common Stock, $.01 par value, of the Company ("Common Stock"), at an exercise price of $1.09375 per share of Common Stock for an aggregate exercise price of Two Million Three-Hundred Thirty-Four Thousand One Hundred
One Dollars and Eighty-Eight Cents ($2,334,101.88) (the aggregate purchase price payable for the Warrant Shares hereunder is hereinafter sometimes referred to as the "Aggregate Exercise Price"). The number of shares of Common Stock to be received upon exercise of this Warrant and the price to be paid for each share of Common Stock are subject to possible adjustment from time to time as hereinafter set forth. The shares of Common Stock or other securities or property deliverable upon such exercise as adjusted from time to time is hereinafter sometimes referred to as the "Warrant Shares." The exercise price of a share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Per Share Exercise Price." The Per Share Exercise Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares shall be adjusted by dividing the Aggregate Exercise Price by the Per Share Exercise Price in effect immediately after such adjustment. The Aggregate Exercise Price is not subject to adjustment.

         This Warrant was issued in exchange for Class A and Class B Warrants issued to the original holder hereof on June 30, 1997.

         1. Exercise of Warrant.

         (a) This Warrant may be exercised in whole or in part, at any time by the Holder commencing on the Initial Exercise Date and prior to the Termination Date, by presentation and surrender of this Warrant, together with the duly executed subscription form attached at the end hereof, at the address set forth in subsection 8(a) hereof, together with payment, by certified or official bank check or wire transfer payable to the order of the Company, of the Aggregate Exercise Price or the proportionate part thereof if exercised in part.

         (b) If this Warrant is exercised in part only, the Company shall, upon presentation of this Warrant upon such exercise, execute and deliver (along with the certificate for the Warrant Shares purchased) a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the Warrant Shares purchasable hereunder upon the same terms and conditions as herein set forth. Upon proper exercise of this Warrant, the Company promptly shall deliver certificates for the Warrant Shares to the Holder duly legended as authorized by the subscription form. No fractional shares or scrip representing fractional shares shall be issued upon exercise of this Warrant; provided that the Company shall pay to the holders of the Warrant cash in lieu of such fractional shares.

         2. Reservation of Warrant Shares; Fully Paid Shares; Taxes. The Company hereby represents that it has, and until expiration of this Warrant agrees that it shall, reserve for issuance or delivery upon exercise of this Warrant, such number of shares of the Common Stock as shall be required for issuance and/or delivery upon exercise of this Warrant in full, and agrees that all Warrant Shares so issued and/or delivered will be validly issued, fully paid and non-assessable, and further agrees to pay all taxes and charges that may be imposed upon such issuance and/or delivery.

         3. Protection Against Dilution.

         (a) In the event the Company shall, at any time or from time to time after the date of issuance of this Warrant, issue or distribute to all of the holders of its shares of Common Stock evidence of its indebtedness, any other securities of the Company or any cash, property or other assets (any such event being herein called a "Special Dividend"), the Per Share Exercise Price shall be adjusted by multiplying the Per Share Exercise Price then in effect by a fraction, the numerator of which shall be the then Current Market Price (as defined in paragraph 3(k) below) of the Common Stock, less the Current Market Price of the Special Dividend issued or distributed in respect of one share of Common Stock, and the denominator of which shall be the Current Market Price of the Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution unless such distribution is not ultimately made.

         (b) In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common

Stock any shares of capital stock of the Company, the Per Share Exercise Price shall be adjusted to be equal to a fraction, the numerator of which shall be the Aggregate Exercise Price and the denominator of which shall be the number of shares of Common Stock or other capital stock of the Company issuable upon exercise of this Warrant assuming this Warrant had been exercised immediately prior to such action. An adjustment made pursuant to this subsection 3(b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

         (c)(i) Except as provided in subsections 3(a) and 3(b)(i), in the event the Company shall hereafter issue or sell any Common Stock, any securities convertible into Common Stock or any rights, options or warrants to purchase Common Stock or securities convertible into Common Stock, in each case for a price per share or entitling the holders thereof to purchase Common Stock at a price per share (determined by dividing (i) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such securities plus the consideration, if any, payable to the Company upon exercise or conversion thereof (collectively, the "Total Consideration") by (ii) the number of additional shares of Common Stock issued, sold or issuable upon exercise or conversion of such securities) which is less than the then Current Market Price of the Common Stock (as defined below) but not below the current Per Share Exercise Price (which event is governed by subsection 3(c)(ii)), the Per Share Exercise Price shall be adjusted as of the date of such issuance or sale by multiplying the Per Share Exercise Price then in effect by a fraction, the numerator of which shall be (x) the sum of (A) the number of shares of Common Stock outstanding on the record date of such issuance or sale plus (B) the Total Consideration divided by the Current Market Price of the Common Stock, and the denominator of which shall be (y) the number of shares of Common Stock outstanding on the record date of such issuance or sale plus the maximum number of additional shares of Common Stock issued, sold or issuable upon exercise or conversion of such securities.

         (ii) Except as provided in subsection 3(a) and 3(b)(i), in the event the Company shall hereafter issue or sell any Common Stock, any securities convertible into Common Stock or any rights, options or warrants to purchase Common Stock or securities convertible into Common Stock, in each case for a price per share or entitling the holders thereof to purchase Common Stock at a price per share (the "Issue Price"), (determined by dividing (i) the Total Consideration by (ii) the number of additional shares of Common Stock issuable upon exercise or conversion of such securities) which is less than the then current Per Share Exercise Price in effect on the record date of such issuance, the Per Share Exercise Price shall be adjusted to equal the Issue Price.

         (d) In the event of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this subsection 3(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant shall be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

         (e) In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof then, in each such case, the Holders of Warrants representing the right to purchase a majority of the Warrant Shares subject to all outstanding Warrants may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Company, which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Company.

         (f) Whenever the Per Share Exercise Price payable upon exercise of each Warrant is adjusted pursuant to this Section 3, the number of shares of Common Stock underlying a Warrant shall simultaneously be adjusted to equal the number obtained by dividing the Aggregate Exercise Price by the adjusted Per Share Exercise Price.

         (g) No adjustment in the Per Share Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per share of Common Stock; provided, however, that any adjustments which by reason of this subsection 3(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Exercise Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

         (h) Whenever the Per Share Exercise Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Per Share Exercise Price and the number of Warrant Shares after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.

         (i) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock, the Company shall mail notice thereof to the Holders of the Warrants not less than 30 days prior to the record date fixed for determining stock holders entitled to participate in such dividend or other distribution.

         (j) If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Exercise Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

         (k) For the purpose of any computation under Section 3 above, the then Current Market Price per share (the "Current Market Price") shall be deemed to be the last sale price of the Common Stock on the trading day prior to such date or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the high per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the Common Stock as determined by agreement between the Company's Board of Directors, on the one part, and the Holders of Warrants representing the right to purchase a majority of the Warrant Shares subject to all outstanding Warrants, on the second part. If the Board of Directors and such Holders fail to agree on the Current Market Price within 60 days of the date of the action giving rise to any adjustment pursuant to this Section 3, such Holders shall be entitled to appoint a firm of independent public accountants or appraisers of recognized national standing reasonably acceptable to the Company, which shall give their opinion as to such Current Market Price on a basis consistent with the essential intent and principles established herein. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein. The fees and expenses of such independent public accountants or appraisers shall be borne by the Company.

         4. Registration Under Securities Act of 1933 . The resale of the Warrant Shares shall be registered on the Shelf Registration Statement (as defined in Article 8 of the Securities Purchase Agreement (the "Purchase Agreement") dated as of June 30, 1997, by and among the Company, The Aries Fund, a Cayman Island Trust, and The Aries Domestic Fund, L.P., a Delaware limited partnership) and certain purchasers and the Holder of this Warrant shall have the registration rights as provided in Article 8 of the Purchase Agreement. If the Holder is not a party to the Purchase Agreement, by acceptance of this Warrant the Holder agrees to comply with provisions of Article 8 of the Purchase Agreement to the same extent as if it were a party thereto.

         5. Limited Transferability. This Warrant may not be sold, transferred, assigned or hypothecated by the Holder except in compliance with the provisions of the Securities Act of 1933 (the "Act") and the applicable state securities "blue sky" laws, and is so transferable only upon the books of the Company which it shall cause to be maintained for such purpose. The Company may treat the registered Holder of this Warrant as he or it appears on the Company's books at any time as the Holder for all purposes. The Company shall permit any Holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All Warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the holder thereof shall be identical to those of the Holder.

         6. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

         7. Status of Holder. This Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof.

         8. Notices. No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

          (a) the Company at 840 Memorial Drive, Cambridge, Massachusetts,
     Attention: Stanley C. Erck, or such other address as the Company has designated in writing to the Holder; or

          (b) the Holder at the address indicated in the notice provisions to the Purchase Agreement, or other such address as the Holder has designated in writing to the Company.

         9. Special Adjustments.

         (a) The per share exercise price of this Warrant shall be adjusted at the time of the Series B Final Closing Date or the closing of the Company's next Qualified Offering (as these terms are defined in the Letter of Intent between the Company and Paramount Capital Inc., dated June 30, 1997) if (i) the per share exercise price of the Offering Warrants (as defined below) or (ii) the quotient of (a) the price per unit sold in the Series B Offering or other Qualified Offering divided by (b) the quantity of Common Stock (or any securities other than Common Stock viewed on a Common Stock equivalent basis, collectively, the "Other Securities") included in each unit sold in such Series B Offering or other Qualified Offering, is less than twice the per share exercise price of this Warrant. In such event the per share exercise price hereof shall be reduced to equal 50% of the then current per share exercise price of the Offering Warrants (as hereafter defined) or per share exercise or offering price of the Other Securities (viewed on a Common Stock equivalent basis). "Offering Warrants" shall mean the warrants described in paragraph 8 of the Letter of Intent between the Company the Holders, and Paramount Capital, Inc. dated June 30, 1997.

         (b) In addition to the foregoing, on June 30, 1998 (the "Reset Date") the exercise price per share shall be adjusted and reset effective as of the Reset Date if the Market Price (as defined below) of the Common Stock as of the Reset Date (the "12-Month Trading Price") is less than 140% of the then applicable exercise price (a "Reset Event"). Upon the occurrence of a Reset Event, the exercise price shall be reduced to be equal to the greater of (A) the 12-Month Trading Price divided by 1.40, and (B) 25% of the then applicable exercise price. "Market Price" shall mean the average reported per share closing bid price of the Common Stock regular way on the Stock Market for twenty (20) consecutive trading days, ending with the trading day prior to the Reset Date or, if there were no transactions on any such trading day, the average of the reported closing bid and asked prices, regular way, of the Common Stock on the relevant Stock Market on such trading day (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if such trading prices cannot be determined for such period, "Market Price" shall mean Fair Market Value (as defined below). The "Stock Market" shall mean the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System ("NNM") or The Nasdaq SmallCap Market ("SCM" and, together with NNM, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Company for that purpose. "Fair Market Value" means the fair market value thereof as mutually determined by the Company and the holder of this Warrant. If the Company and the holder of this Warrant are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board of Directors and the holder of this Warrant (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Company.

         10. Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

         11. Applicable Law. This Warrant shall be governed by and construed in accordance with the law of the State of New York without giving effect to principles of conflicts of law thereof.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary this 30th day of September 1997.


                                     PROCEPT, INC.



                                     By:     /s/ Stanley C. Erck
                                        ----------------------------------
                                        Name:  Stanley C. Erck
                                        Title: President


ATTEST:


  /s/ Lynnette C. Fallon
--------------------------
Secretary

[Corporate Seal]

                                  SUBSCRIPTION
                                  ------------

         The undersigned, ____________________________, pursuant to the provisions of the foregoing Warrant, hereby elects to exercise the within Warrant to the extent of purchasing _____________________ shares of Common Stock thereunder and hereby makes payment of $_______________ by certified or official bank check in payment of the per share exercise price therefor.

Dated:_______________                 Signature:_____________________________

                                      Address:_______________________________


                                   ASSIGNMENT
                                   ----------

         FOR VALUE RECEIVED _______________________________________ hereby sells, assigns and transfers unto _____________________________________ the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________________, attorney, to transfer said Warrant on the books of Procept, Inc.


Dated:_______________                 Signature:_____________________________

                                      Address:_______________________________


                               PARTIAL ASSIGNMENT
                               ------------------

         FOR VALUE RECEIVED __________________________ hereby assigns and transfers unto _________________________ the right to purchase __________ shares of the Common Stock, no par value per share, of Procept Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint __________________________, attorney, to transfer that part of said Warrant on the books of Procept, Inc.


Dated:_______________                   Signature:___________________________

                                        Address:_____________________________